EX 23.12

Consent of Independent Accounting Firm

The Board of Directors

Energy Fuels Inc.:

We consent to the incorporation by reference into the registration statements (No. 333-205182, 333-217098, 333-226654, 333-254559 and 333-194900) on Form S-8 and registration statements (Nos. 333-253666 and 333-226878) on Form S-3 of Energy Fuels Inc. (the "Company") of our report dated March 29, 2022, with respect to the consolidated financial statements of Virginia Energy Resources Inc. which is included in this Amendment No. 1 to the Annual Report on Form 10-K of the Company being filed with the United States Securities and Exchange Commission.

/s/ Smythe LLP

Vancouver, British Columbia

March 30, 2022